6
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549 SCHEDULE 13G
Under the Securities Exchange Act of
1934

Morgan Stanley India Investment Fund
(Name of Issuer)

Common Stock $0.01 par value
(Title of Class of Securities)

617-45C-10-5
(CUSIP Number)

Check the following box if a fee is
being paid with this statement [ ].

The information required on the
remainder of this cover page shall not
be deemed to be "filed" for the purpose
of Section 18 of the Securities Exchange
Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

Cusip Number:
617-45C-10-5

(1)
Name of Reporting Person and S.S. or
I.R.S. Identification Number of Above
Person:
     Tiger Management L.L.C.
(2)
Check the Appropriate Box if a Member of a Group:
(a)
(b)

(3)
SEC Use Only:

(4)
Citizenship or Place of Organization:
     Delaware

(5) Sole Voting Power:        -0-
(6) Shared Voting Power:      1,067,600
(7) Sole Dispositive Power:   -0-
(8) Shared Dispositive Power: 1,067,600

(9)
Aggregate Amount Beneficially Owned by
     Each Reporting Person:   1,067,600

(10)
Check if the Aggregate Amount in Row (9)
Excludes Certain Shares:

(11)
Percent of Class Represented by Amount
in Row (9): 3.0%

(12)
Type of Reporting Person:
     IA

Cusip Number: 617-45C-10-5

(1)
Name of Reporting Person and S.S. or
I.R.S. Identification Number of Above
Person:
     Tiger Performance L.L.C.

(2)
Check the Appropriate Box if a Member of a Group:
(a)
(b)

(3)
SEC Use Only:

(4)
Citizenship or Place of Organization:
Delaware

(5) Sole Voting Power:        -0-
(6) Shared Voting Power:      1,238,000
(7) Sole Dispositive Power:   -0-
(8) Shared Dispositive Power: 1,238,000

(9)
Aggregate Amount Beneficially Owned by
     Each Reporting Person:   1,238,000

(10)
Check if the Aggregate Amount in Row (9)
Excludes Certain Shares:

(11)
Percent of Class Represented by Amount
in Row (9):  3.5%

(12)
Type of Reporting Person:
     IA

Cusip Number: 617-45C-10-5

(1)
Name of Reporting Person and S.S. or
I.R.S. Identification Number of Above
Person:
     Panther Partners, L.P.

(2)
Check the Appropriate Box if a Member of a Group:
(a)
(b)

(3)
SEC Use Only:
(4)
Citizenship or Place of Organization:
Delaware

(5) Sole Voting Power:        -0-
(6) Shared Voting Power:      159,100
(7) Sole Dispositive Power:   -0-
(8) Shared Dispositive Power: 159,100

(9)
Aggregate Amount Beneficially Owned by
     Each Reporting Person:   159,100

(10)
Check if the Aggregate Amount in Row (9)
Excludes Certain Shares:

(11)
Percent of Class Represented by Amount
in Row (9):  0.4%

(12)
Type of Reporting Person:
     IV  PN

Cusip Number: 617-45C-10-5
(1)
Name of Reporting Person and S.S. or
I.R.S. Identification Number of Above
Person:
Panther Management Company, L.P.

(2)
Check the Appropriate Box if a Member of a Group:
(a)
(b)

(3)
SEC Use Only:

(4)
Citizenship or Place of Organization:
Delaware

(5) Sole Voting Power:        -0-
(6) Shared Voting Power:      159,100
(7) Sole Dispositive Power:   -0-
(8) Shared Dispositive Power: 159,100

(9)
Aggregate Amount Beneficially Owned by
Each Reporting Person:  159,100

(10)
Check if the Aggregate Amount in Row (9)
Excludes Certain Shares:

(11)
Percent of Class Represented by Amount
in Row (9):    0.4%

(12)
Type of Reporting Person:
     IA  PN

Cusip Number: 617-45C-10-5

(1)
Name of Reporting Person and S.S. or
I.R.S. Identification Number of Above
Person:
     Julian H. Robertson, Jr.

(2)
Check the Appropriate Box if a Member of a Group:
(a)
(b)

(3)
SEC Use Only:

(4) Citizenship or Place of
Organization: U.S.

(5) Sole Voting Power:        -0-
(6) Shared Voting Power:      2,464,700
(7) Sole Dispositive Power:   -0-
(8) Shared Dispositive Power: 2,464,700

(9)
Aggregate Amount Beneficially Owned by
     Each Reporting Person:   2,464,700

(10)
Check if the Aggregate Amount in Row (9)
Excludes Certain Shares:

(11)
Percent of Class Represented by Amount
in Row (9):  6.9%

(12)
Type of Reporting Person:
     IN

Item 1(a) Morgan Stanley India
Investment Fund

Item 1(b) Morgan Stanley Asset
Management Inc., 1221 Avenue of the
Americas, New York, NY  10020

Item 2(a) This statement is filed on
behalf of Tiger Management
L.L.C.("TMLLC"), Tiger Performance
L.L.C. ("TPLLC"), Panther Partners, L.P.
("Panther") and Panther Management
Company, L.P. ("PMCLP").

Julian H. Robertson, Jr is the ultimate
controlling person of TMLLC, TPLLC and
PMCLP.

Item 2(b) The address of each reporting
person is 101 Park Avenue, New York, NY
10178

Item 2(c) Incorporated by reference to
item (4) of the cover page pertaining
to each reporting person.

Item 2(d) Common Stock $0.01 par value

Item 2(e) 617-45C-10-5

Item 3. Panther is an investment
company registered under Section 8 of
the Investment Company Act.  Each of
TMLLC, TPLLC and PMCLP is an investment
adviser registered under Section 203 of
the Investment Advisers Act of 1940.

Item 4. Ownership as of December 31,
1996 is incorporated by reference to
items (5) - (9) and (11) of the cover
page pertaining to each reporting
person.

Item 5. Not applicable
Item 6. Not applicable

Item 7. Not applicable


Item 8. Not applicable

Item 9. Not applicable

Item 10. By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 12, 1997

TIGER MANAGEMENT L.L.C.

/s/  Nolan Altman,
Chief Financial Officer

TIGER PERFORMANCE L.L.C.

/s/  Nolan Altman,
Chief Financial Officer

PANTHER PARTNERS, L.P.

By:  Panther Management Company, L.P.,
its General Partner

By: Panther Management Corporation,
its General Partner

/s/ Nolan Altman,
Chief Financial Officer

PANTHER MANAGEMENT COMPANY, L.P.

By: Panther Management Corporation,
its General Partner

/s/ Nolan Altman,
Chief Financial Officer

JULIAN H. ROBERTSON, JR.

/s/ Nolan Altman,
Under Power of Attorney
Dated: January 27, 1995,
On File with Schedule 13G for Kohl's Corp.
2/7/95
EXHIBIT A

AGREEMENT

The undersigned agree that this Schedule
13G dated February 12, 1997 relating to
shares of common stock of Morgan Stanley
India Investment Fund shall be filed on
behalf of each of the undersigned.


TIGER MANAGEMENT L.L.C.


/s/ Nolan Altman,
Chief Financial Officer

TIGER PERFORMANCE L.L.C.

/s/  Nolan Altman,
Chief Financial Officer

PANTHER PARTNERS, L.P.

By:  Panther Management Company, L.P.,
its General Partner

By: Panther Management Corporation,
its General Partner

/s/ Nolan Altman,
Chief Financial Officer

PANTHER MANAGEMENT COMPANY, L.P.
By: Panther Management Corporation,
its General Partner

/s/ Nolan Altman,
Chief Financial Officer

JULIAN H. ROBERTSON, JR.
/s/ Nolan Altman,
Under Power of Attorney

Dated: January 27, 1995,
On File with Schedule 13G for Kohl's
Corp. 2/7/95